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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-120271

  Prospectus Supplement
(to prospectus dated May 4, 2005)

3,762,713 Shares

Ordinary Common Stock

 The selling stockholder named in this prospectus supplement is offering all of these shares of Ordinary Common Stock and will receive all of the proceeds of the offering.

 Our Ordinary Common Stock is quoted on the Nasdaq National Market under the symbol "MGLN." On November 3, 2005, the last reported sale price for our Ordinary Common Stock on the Nasdaq National Market was $30.06.

 Investing in our Ordinary Common Stock involves a high degree of risk. See "Risk factors" beginning on page S-2 of this prospectus supplement and page 3 of the accompanying prospectus.

 JPMorgan has agreed to purchase the Ordinary Common Shares from the selling stockholder at a price of $28.18 per share. The proceeds to the selling stockholder from the sale, before expenses, will be $106,033,252.

 JPMorgan may offer the Ordinary Common Shares in transactions on the Nasdaq National Market, in the over-the-counter market or through negotiated transactions at market prices or negotiated prices.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

 The underwriter is offering the shares of Ordinary Common Stock as set forth in "Underwriting." Delivery of the shares of Ordinary Common Stock will be made on or about November 9, 2005.

JPMorgan

November 3, 2005

Prospectus supplement

Prospectus

 You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The selling stockholder has not, and the underwriter has not, authorized anyone to provide you with different information. The selling stockholder is not, and the underwriter is not, offering to sell, or seeking offers to buy, shares of Ordinary Common Stock in any jurisdiction where offers and sales are not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the applicable document, or that any information we have incorporated by reference in the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

 No action is being taken in any jurisdiction outside the United States to permit a public offering of the Ordinary Common Stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

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Summary

 This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our Ordinary Common Stock. You should carefully read the entire prospectus supplement, including "Risk factors" beginning on page S-2, the accompanying prospectus, and our consolidated financial statements and the related notes and other information contained in the annual and quarterly reports and other documents that we have filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference in the accompanying prospectus, before making an investment decision. In this prospectus supplement, unless the context suggests otherwise, "Magellan" means Magellan Health Services, Inc. and the references "we," "our," and "us" mean Magellan together with its subsidiaries.

Magellan Health Services, Inc.

Our business

 We believe that we are the nation's largest provider of managed behavioral healthcare services, according to enrollment data reported in an industry trade publication entitled "Open Minds Yearbook of Managed Behavioral Health & Employee Assistance Program Market Share in the United States, 2002-2003" published by Open Minds Gettysburg, Pennsylvania, referred to as Open Minds. As of September 30, 2005, we had approximately 55.2 million covered lives under managed behavioral healthcare contracts.

 We manage behavioral health benefit plans for approximately 1,600 customers, including small, medium and large health plans, among them a significant number of Blue Cross/Blue Shield organizations; employers, including corporations, federal, state and local governmental agencies; and various state Medicaid programs. Based on the customers we serve, we operate in the following segments: (i) Health Plan Solutions; (ii) Employer Solutions; (iii) Public Sector Solutions; and (iv) Corporate and Other. We offer a full range of managed care services that are designed to contain behavioral healthcare costs and provide comprehensive behavioral healthcare coverage. We provide high quality, cost efficient behavioral healthcare services for our members, which include maintenance of provider networks, coordination of care, utilization review, hospital inpatient care management, outpatient care management and employee assistance programs.

 We believe we have the largest and most comprehensive behavioral healthcare provider network in the United States. We coordinate and manage the delivery of behavioral healthcare treatment services through our network of approximately 63,000 behavioral healthcare professionals, which includes psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists and licensed clinical professional counselors. The treatment services provided through our provider network include outpatient programs (such as counseling or therapy), intermediate care programs (such as intensive outpatient programs and partial hospitalization services), inpatient treatment and crisis intervention services. We do not own any provider of, and generally do not directly provide, treatment services.

Corporate information

 Magellan Health Services, Inc. is a Delaware corporation. Our executive offices are located at 55 Nod Road, Avon, Connecticut 06001, our telephone number at that location is (860) 507-1900, and our website can be accessed at www.magellanhealth.com. Information contained in our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Risk factors

 An investment in Ordinary Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, which we believe describe the principal risks of investing in our Ordinary Common Stock, before you decide whether to purchase any Magellan shares. Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial. If any of the following risks occur, our business, financial condition and profitability could be materially adversely affected. In such case, the trading price of Ordinary Common Stock could decline, and you may lose all or part of your investment.

Risks related to our business and industry

 Fresh Start Reporting—Our application of "fresh start" reporting makes it more difficult to compare our post-emergence operations and results to those in pre-emergence periods.

 Due to our emergence from bankruptcy, we have implemented the "fresh start" reporting provisions of SOP 90-7, effective December 31, 2003. Fresh start reporting requires us to restate all assets and liabilities to reflect their fair values. As a result, the consolidated balance sheet as of and subsequent to December 31, 2003 and the statement of operations for periods after our emergence from bankruptcy are not comparable to the consolidated financial statements for the periods prior to our emergence from bankruptcy, which were prepared on a historical basis.

Reliance on Customer Contracts—Our inability to renew, extend or replace expiring or terminated customer contracts could adversely affect our liquidity, profitability and financial condition.

 Substantially all of our net revenue is derived from contracts with payors of behavioral healthcare benefits. Substantially all of these contracts may be terminated immediately with cause and many, including some of our most significant contracts, are terminable without cause by the customer upon notice and the passage of a specified period of time (typically between 60 and 180 days), or upon the occurrence of certain other specified events. Our ten largest customers accounted for 61.6 percent and 70.3 percent of our net revenue in the fiscal years ended December 31, 2003 and 2004, respectively, and for 73.9 percent of our net revenue for the nine months ended September 30, 2005. Loss of all of these contracts or customers would, and loss of any one of these contracts or customers could, materially reduce our net revenue and have a material adverse effect on our liquidity, profitability and financial condition. One of these contracts was a subcontract with a health plan under which we managed the mental health and substance abuse services for certain beneficiaries of TRICARE, which subcontract expired on September 30, 2004 and was not renewed. Our contract with Aetna Inc., or Aetna, which is one of our largest customers, will terminate on December 31, 2005. We recorded net revenue from Aetna of $228.1 million for the fiscal year ended December 31, 2004 and $170.4 million and $184.5 million, respectively, during the nine-month periods ended September 30, 2004 and 2005.

 We are party to several contracts with entities that are now controlled by WellPoint, Inc., or WellPoint, that represent a significant concentration of business for us. Net revenue from such contracts totaled $133.1 million during the year ended December 31, 2004 and $97.8 million and $99.7 million during the nine-month periods ended September 30, 2004 and 2005, respectively. One such contract, which generated net revenue of $95.0 million during the year ended December 31, 2004 and $71.8 million during the nine-month period ended September 30, 2005, was to expire on December 31, 2005 but has been extended through December 31, 2007. A second contract with an entity controlled by WellPoint, which generated net revenue of $25.7 million during the year ended December 31, 2004 and $19.3 million for the nine-month period ended September 30, 2005, expired on September 30, 2005, and was not renewed by the customer beyond such date. A third contract with a Wellpoint-related entity which generated net revenue of $5.3 million for the year ended December 31, 2004 and $3.9 million for the nine-month period ended September 30, 2005, was terminated by the customer effective December 31, 2005.

 On September 27, 2005, WellPoint and WellChoice, Inc. ("WellChoice") jointly announced that they had signed a definitive merger agreement whereby WellChoice would operate as a wholly owned subsidiary of WellPoint. The transaction will be subject to customary closing conditions, including approval of WellChoice's stockholders and various regulatory approvals. WellPoint and WellChoice currently expect the transaction to close in the first quarter of 2006. The Company has a contract with WellChoice that extends through December 31, 2007, and which generated revenue of $56.0 million for the nine months ended September 30, 2005. Consummation of this merger would result in a further concentration of the Company's business with entities controlled by WellPoint.

 In addition to Aetna and the WellPoint-related entities noted above, other managed care customers of ours have decided not to renew all or part of their contracts with us, and will instead manage behavioral healthcare services for their subscribers. We believe that the total impact of these non-renewals, including those relating to Aetna and the WellPoint-related entities, will be a reduction during 2006 from projected 2005 net revenue from these contracts of approximately $330.0 million, $250.0 million of which relates to Aetna. We cannot assure you that actual reduction in net revenue for future periods will not exceed our expectations.

 Our largest customer is the State of Tennessee's TennCare program. The TennCare program provides health and other related benefits to the Medicaid recipients in the State of Tennessee as well as to certain other uninsured individuals. We, through our wholly owned subsidiary, Tennessee Behavioral Health, Inc. and Premier Behavioral Systems of Tennessee, LLC, or Premier, a joint venture in which we have a 50.0 percent interest, contract with the State of Tennessee, or the State, to manage the behavioral healthcare benefits for the TennCare program. In September 2003, the State of Tennessee divided the TennCare program into three regions. Tennessee Behavioral Health has a contract to serve the East Region with an initial term that runs through December 31, 2005 and includes a provision for annual extensions at the State's option through December 31, 2008. Each of Tennessee Behavioral Health and Premier has a contract with respect to the West and Middle regions that runs through December 31, 2005. On July 27, 2005, the State of Tennessee notified us that the contracts for all three regions have been extended through June 30, 2006. Rates for the period January through June 2006 will be actuarially determined at a later date. For the fiscal year ended December 31, 2004, and the nine months ended September 30, 2004 and 2005, we recorded net revenue from this customer under these contracts of approximately $431.5 million, $320.1 million and $334.8 million, respectively.

 Also, in July 2005, the State of Tennessee, in response to the increased costs of the TennCare program, determined to disenroll approximately 180,000 members from the TennCare program and to limit benefits to be delivered under the program. On August 1, 2005, the State started phasing-in such membership reductions. It is anticipated that substantially all membership reductions will be in place by December 31, 2005. The estimated impact of both the disenrollment and rate changes due to the benefit adjustments is a reduction to annual revenue of approximately $59 million.

 In addition, the TennCare contracts might not be extended or successfully renegotiated beyond June 30, 2006, or, if renewed or renegotiated, the terms of any new contracts might not be comparable to those of existing contracts. If this happens, our liquidity, financial condition, prospects and profitability may be adversely affected.

Changes in the Medical Managed Care Industry—Certain changes in the business practices of this industry could negatively impact our resources, profitability and results of operations.

 Substantially all of our Health Plan segment net revenue are derived from customers in the medical managed care industry, including managed care companies, health insurers and other health plans. Some types of changes in this industry's business practices could negatively impact us. For example, if our managed care customers seek to provide managed behavioral healthcare services directly to their subscribers, instead of contracting with us for such services, we could be adversely affected. In this regard, as noted above, our contract with Aetna, which is one of our largest customers, will terminate on December 31, 2005 and two contracts we have with entities controlled by Wellpoint were not renewed by the customer. In addition to Aetna and the WellPoint-related entities, other managed care customers of ours have decided not to renew all or part of their contracts with us, and will instead manage behavioral healthcare services for their subscribers. Other of our customers that are managed care companies could also seek to provide managed behavioral healthcare services directly to their subscribers, rather than by contracting with us for such services. In addition, we have a significant number of contracts with Blue Cross and Blue Shield health plans and other regional health plans. Consolidation of the health plan industry through acquisitions and mergers could potentially result in the loss of contracts for us. Any of these changes could reduce our net revenue, and adversely affect our profitability and financial condition.

Risk-Related Products—Because we provide services at a fixed fee, if we are unable to accurately predict and control behavioral healthcare costs, our profitability could decline.

 We derive our net revenue primarily from arrangements under which we assume responsibility for costs of treatment services (excluding at present the cost of pharmaceuticals or other medication) in exchange for a fixed fee. We refer to such arrangements as "risk-related contracts" or "risk-related products." These arrangements provided 85.6 percent and 88.2 percent of our net revenue in the fiscal years ended December 31, 2003 and 2004, respectively. Profitability of these contracts could be reduced if we are unable to accurately estimate the rate of service utilization by members or the cost of such services when we price our services. If the cost of services provided to members under a contract together with the administrative costs exceeds the aggregate fees received by us under such contract, we will incur a loss. Our assumptions of these costs when we price our services may not ultimately reflect actual utilization rates and costs, many aspects of which are beyond our control.

 Our profitability could also be reduced if we are required to make adjustments to estimates made in reporting historical financial results, particularly those regarding cost of care, reflected in our financial statements as medical claims payable. Medical claims payable includes reserves for incurred but not reported, or IBNR claims, which are claims for covered services rendered by our providers which have not yet been submitted to us for payment. We estimate and reserve for IBNR claims based on past claims payment experience, including the average interval between the date services are rendered and the date claims are paid and between the date services are rendered and the date the claims are received, enrollment data, utilization statistics, adjudication decisions, authorized healthcare services and other factors. This data is incorporated into contract specific reserve models. The estimates for submitted claims and IBNR claims are made on an accrual basis and adjusted in future periods as required.

 Factors that affect our ability to price our services, control our costs or accurately make estimates of IBNR claims and other expenses for which we create reserves may include changes in our assumptions for medical costs caused by changes in actual experience including:

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  changes in the delivery system;

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  changes in utilization patterns;

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  changes in the number of members seeking treatment;

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  unforeseen fluctuations in claims backlogs;

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  increases in the costs of the services;

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  the occurrence of catastrophes;

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  regulatory changes;

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  changes in benefit plan design; and

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  implementation of new products by us.

 If our membership in risk-based business grows, our exposure to potential losses from risk-related products will also be increased.

Fluctuation in Operating Results—We experience fluctuations in quarterly operating results and, as a consequence, we may fail to meet or exceed market expectations, which could cause our stock price to decline.

 Our quarterly operating results have varied in the past and may fluctuate significantly in the future due to seasonal and other factors, including:

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  changes in utilization levels by enrolled members of our risk-based contracts, including seasonal utilization patterns (for example, members generally tend to seek services less during the third and fourth quarters of the year than in the first and second quarters of the year);

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  performance based contractual adjustments to net revenue, reflecting utilization results or other performance measures;

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  changes in estimates for contractual adjustments under commercial contracts;

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  retrospective membership adjustments;

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  the timing of implementation of new contracts and enrollment changes; and

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  changes in estimates regarding medical costs and IBNR claims.

 These factors may affect our quarterly and annual net revenue, expenses and profitability in the future and, accordingly, we may fail to meet or exceed market expectations, which could cause our stock price to decline.

Dependence on Government Spending for Managed Healthcare—We can be adversely affected by changes in federal, state and local healthcare policies.

 All of our Public Sector Segment net revenue and a portion of our net revenue in our two other segments are derived, directly or indirectly, from governmental agencies, including state Medicaid programs. Contract rates vary from state to state, are subject to periodic negotiation and may limit our ability to maintain or increase rates. We are unable to predict the impact on our operations of future regulations or legislation affecting Medicaid programs, or the healthcare industry in general, and future regulations or legislation may have a material adverse effect on us. Moreover, any reduction in government spending for such programs could also have a material adverse effect on us. See the discussion relating to the State of Tennessee's TennCare program under "—Reliance on Customer Contracts—Our inability to renew, extend or replace expiring or terminated customer contracts could adversely affect our liquidity, profitability and financial condition."

 In addition, our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies, especially in the case of state Medicaid programs. These contracts generally can be terminated or modified by the customer if such appropriations are not made. Finally, some of our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, require us to perform additional services if federal, state or local laws or regulations imposed after the contract is signed so require, in exchange for additional compensation to be negotiated by the parties in good faith. Government and other third party payors are generally seeking to impose lower contract rates and to renegotiate reduced contract rates with service providers in a trend toward cost control.

Restrictive Covenants in Our Debt Instruments—Restrictions imposed by our debt agreements limit our operating and financial flexibility. These restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest.

 The indenture, referred to as the Indenture, governing our 9.375% Senior Notes due November 15, 2008, referred to as the Senior Notes, and the terms of our senior secured credit agreement with Deutsche Bank AG, referred to as the Credit Agreement, contain covenants. These covenants limit our management's discretion in operating our business by restricting or limiting our ability, among other things, to:

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  incur or guarantee additional indebtedness or issue preferred or redeemable stock;

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  pay dividends and make other distributions;

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  repurchase equity interests;

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  prepay or amend subordinated debt;

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  make certain other payments called "restricted payments";

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  enter into sale and leaseback transactions;

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  create liens;

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  sell and otherwise dispose of assets;

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  acquire or merge or consolidate with another company; and

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  enter into some types of transactions with affiliates.

 These restrictions could adversely affect our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

 The Credit Agreement also requires us to comply with specified financial ratios and tests. Failure to do so, unless waived by the lenders under the Credit Agreement pursuant to its terms, would result in an event of default under the Credit Agreement and, if indebtedness under the Credit Agreement is accelerated, would give rise to defaults under most or all of our other debt agreements. The Credit Agreement is guaranteed by most of our subsidiaries and is secured by most of our assets and our subsidiaries' assets.

Required Assurances of Financial Resources—Our liquidity, financial condition, prospects and profitability can be adversely affected by present or future state regulations and contractual requirements that we provide financial assurance of our ability to meet our obligations.

 Some of our contracts and certain state regulations require us or certain of our subsidiaries to maintain specified cash reserves or letters of credit and/or to maintain certain minimum tangible net equity in certain of our subsidiaries as assurance that we have financial resources to meet our contractual obligations. Many of these state regulations also restrict the investment activity of certain of our subsidiaries. Some state regulations also restrict the ability of certain of our subsidiaries to pay dividends to Magellan. Additional state regulations could be promulgated that would increase the cash or other security we would be required to maintain. In addition, our customers may require additional restricted cash or other security with respect to our obligations under our contracts, including our obligation to pay IBNR claims and other medical claims not yet processed and paid. In addition, certain of our contracts and state regulations limit the profits that we may earn on risk-related business. Our liquidity, financial condition, prospects and profitability could be adversely affected by the effects of such regulations and contractual provisions. As of September 30, 2005, our restricted cash, investments and deposits were $204.1 million.

Competition—The competitive environment in our industry, and any failure in our ability to adequately respond, may limit our ability to maintain or increase our rates, which would limit or adversely affect our profitability.

 Our business is highly competitive. We compete with other managed behavioral healthcare organizations as well as with insurance companies, health maintenance organizations, or HMOs, preferred provider organizations, or PPOs, third party administrators, or TPAs, independent practice associations, or IPAs, multi disciplinary medical groups and other managed care companies. Many of our competitors, particularly certain insurance companies and HMOs, are significantly larger and have greater financial, marketing and other resources than us, which can create downward pressure on prices through economies of scale. The entrance or expansion of these larger companies in the managed behavioral healthcare industry (including our customers who have insourced or who may choose to insource behavioral healthcare services) could increase the competitive pressures we face and could limit our ability to maintain or increase our rates. If this happens, our profitability could be adversely affected.

Possible Impact of Healthcare Reform—Healthcare reform can significantly reduce our net revenue or profitability.

 The U.S. Congress is considering legislation that, among other things, would limit healthcare plans and methods of operations, limit employers' and healthcare plans' ability to define medical necessity and permit employers and healthcare plans to be sued in state courts for coverage determinations. It is uncertain whether we could recoup, through higher net revenue or other measures, the increased costs of federally mandated benefits or other increased costs caused by such legislation or similar legislation. In addition, if any federal parity legislation is adopted and the difference in coverage limits for mental health coverage and medical health coverage is reduced or eliminated, any increase in net revenue we derive following such legislation may not be sufficient to cover the increase in costs that would result from a greater utilization of mental healthcare services. We cannot predict the effect of this legislation or other legislation that may be adopted by the U.S. Congress, and such legislation, if implemented, could have an adverse effect on us.

Government Regulation—We are subject to substantial government regulation and scrutiny, which increase our costs of doing business and could adversely affect our profitability.

 The managed behavioral healthcare industry and the provision of behavioral healthcare services are subject to extensive and evolving federal and state regulation. Such laws and regulations cover, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, information privacy and security, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government investigations and allegations have become more frequent concerning possible violations of fraud and abuse and false claims statutes and regulations by healthcare organizations. Violators may be excluded from participating in government healthcare programs, subject to fines or penalties or required to repay amounts received from the government for previously billed services. A violation of such laws and regulations may have a material adverse effect on us.

 We are subject to certain state laws and regulations and federal laws as a result of our role in management of customers' employee benefit plans.

 Regulatory issues may also affect our operations including, but not limited to:

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  additional state licenses that may be required to conduct our businesses, including utilization review and TPA activities;

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  limits imposed by state authorities upon corporations' control or excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists or other professionals, and prohibiting fee splitting;

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  laws that impose financial terms and requirements on us due to our assumption of risk under contracts with licensed insurance companies or HMOs;

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  laws in certain states that impose an obligation to contract with any healthcare provider willing to meet the terms of our contracts with similar providers;

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  maintaining confidentiality of patient information; and

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  complying with the Health Insurance Portability and Accountability Act of 1996, or HIPAA, within the imposed deadlines.

 The imposition of additional licensing and other regulatory requirements may, among other things, increase our equity requirements, increase the cost of doing business or force significant changes in our operations to comply with these requirements.

 The costs associated with compliance with government regulation as discussed above may adversely affect our financial condition and results of operations.

Risks Related To Realization of Goodwill and Intangible Assets—Our profitability could be adversely affected if the value of intangible assets is not fully realized.

 Our total assets at December 31, 2004 reflect goodwill of approximately $392.3 million, representing approximately 33.0 percent of total assets. There can be no assurance that such goodwill will be realizable. The application of the fresh start reporting provisions of SOP 90-7 upon the consummation of the Plan of Reorganization as of December 31, 2003 required us to value our assets and liabilities at fair market value. In accordance with these fresh start reporting provisions implemented as of December 31, 2003, our reorganization value was allocated to our tangible and identified intangible assets. Under SOP 90-7, if any portion of our reorganization value could not be allocated to specific assets, it was reported as goodwill. We completed our annual impairment analysis of goodwill as of October 1, 2004 noting that the fair value exceeded the associated carrying value; therefore, no impairment was recorded.

 At December 31, 2004, identifiable intangible assets (customer lists, contracts and provider networks) totaled approximately $44.3 million. Intangible assets are amortized over their estimated useful lives, which range from approximately two to eighteen years. The amortization periods used may differ from those used by other entities. In addition, we may be required to shorten the amortization period for intangible assets in future periods based on changes in our business. We may never realize the value of such assets.

 We evaluate, on a regular basis, whether for any reason the carrying value of our intangible assets and other long-lived assets may no longer be completely recoverable, in which case a charge to earnings for impairment losses could become necessary. When events or changes in circumstances occur that indicate the carrying amount of long-lived assets may not be recoverable, we assess the recoverability of long-lived assets other than goodwill by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition.

 Any event or change in circumstances leading to a future determination requiring additional write-offs of a significant portion of unamortized intangible assets or goodwill would adversely affect our profitability.

Certain future changes in the composition of our stockholder population could, in certain circumstances, limit our ability to use our tax net operating losses.

 We estimate that, as of December 31, 2004, we had consolidated net operating loss, referred to as NOLs, carryforwards of approximately $525 million. These NOLs expire in 2009 through 2020 and are subject to examination and adjustment by the Internal Revenue Service. In addition, our utilization of these NOLs became subject to limitation under Internal Revenue Code section 382 upon consummation of our reorganization, which affects the timing of the use of NOLs. At this time, we do not believe these limitations will materially limit the Company's ability to use any NOLs before they expire.

 The limitations imposed by section 382 provide that a corporation that undergoes an "ownership change" may generally thereafter only utilize its pre-change losses (including, in some cases, certain so-called "built-in" losses that have not yet been recognized for federal income tax purposes) to offset a fixed amount of taxable income per year. A corporation generally undergoes an ownership change if the percentage of stock of the corporation owned by one or more 5% shareholders has increased by more than 50 percentage points over, at most, a three year period (with certain groups of less-than-5% shareholders treated as a single shareholder for this purpose). The Company underwent such an ownership change upon consummation of its reorganization in January 2004. Based on the stock ownership of our Common Stock reported in required filings with the SEC made to date, another ownership change would not occur as a result of the sale of the shares in this offering. However, subsequent changes in our stock ownership, including other sales of our Common Stock by 5% shareholders, certain purchases that result in 5% or greater ownership of our Common Stock, certain changes in the indirect beneficial ownership of our Common Stock, and issuances or redemptions of Common Stock by us, could result in another ownership change that would trigger an additional section 382 limitation.

 The application of another section 382 limitation on our NOLs as a result of future ownership changes could reduce the amount of NOLs we could utilize in a year, and thereby have an adverse effect on our anticipated future cash flow, were, for example, the fair market value of our stock to decline significantly prior to such ownership change. In general, the amount of the annual limitation to which a corporation's pre-change losses are subject following an ownership change is equal to the product of (1) the fair market value of the corporation's stock immediately before the ownership change (subject to certain reductions) multiplied by (2) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (which currently is 4.37%). In certain circumstances, the annual limitation for a particular year may be increased due to the subsequent recognition of so-called "built-in" gains that existed at the time of the ownership change. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if we did not continue our historic business or use a significant portion of our assets in a new business for two years after the ownership change, the resulting annual limitation would be zero.

Claims for Professional Liability—Pending or future actions or claims for professional liability (including any associated judgments, settlements, legal fees and other costs) could require us to make significant cash expenditures and consume significant management time and resources, which could have a material adverse effect on our profitability and financial position.

 Management and administration of the delivery of managed behavioral healthcare services, and the direct provision of behavioral healthcare treatment services, entail significant risks of liability. In recent years, participants in the managed health care industry have become subject to an increasing number of lawsuits. From time to time, we are subject to various actions and claims of professional liability alleging negligence in performing utilization review activities, as well as for the acts or omissions of our employees, network providers or others. In the normal course of business, we receive reports relating to suicides and other serious incidents involving patients enrolled in our programs. Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against us or our network providers. As the number of lives we cover grows and the number of providers under contract increases, actions and claims against us (and, in turn, possible legal liability) predicated on malpractice, professional negligence or other related legal theories would be expected to increase. We are also subject to actions and claims for the costs of services for which payment was denied. Many of these actions and claims seek substantial damages and require us to incur significant fees and costs related to our defense and consume significant management time and resources, which could have a material adverse effect on our profitability and financial position.

Professional Liability and Other Insurance—Claims brought against us that exceed the scope of our liability coverage or denial of coverage could materially and adversely affect our profitability and financial condition.

 We maintain a program of insurance coverage against a broad range of risks in our business. As part of this program of insurance, we carry professional liability insurance, subject to certain deductibles and self-insured retentions. We also are sometimes required by customer contracts to post surety bonds with respect to our potential liability on professional responsibility claims that may be asserted in connection with services we provide. As of September 30, 2005, we had approximately $4.4 million of such bonds outstanding. Our insurance may not be sufficient to cover any judgments, settlements or costs relating to present or future claims, suits or complaints. Upon expiration of our insurance policies, sufficient insurance may not be available on favorable terms, if at all. To the extent our customers are entitled to indemnification under their contracts with us relating to liabilities they incur arising from the operation of our programs, such indemnification may not be covered under our insurance policies. To the extent that certain actions and claims seek punitive and compensatory damages arising from our alleged intentional misconduct, such damages, if awarded, may not be covered, in whole or in part, by our insurance policies. We also have potential liability relating to the self-insurance program we maintained previously with respect to our provider business. If we are unable to secure adequate insurance in the future, or if the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future actions or claims, such judgments, settlements or costs may have a material adverse effect on our profitability and financial condition. If we are unable to obtain needed surety bonds in adequate amounts or make alternative arrangements to satisfy the requirements for such bonds, we may no longer be able to operate in those states, which would have a material adverse effect on us.

Class Action Suits and Other Legal Proceedings—We could be targeted by class action and other lawsuits that could result in material liabilities to us or cause us to incur material costs, to change our operating procedures in ways that increase costs or to comply with additional regulatory requirements.

 Managed healthcare companies have been targeted as defendants in national class action lawsuits regarding their business practices. We have been subject to such class actions as defendants and are also subject to other lawsuits and legal proceedings in conducting our business. These lawsuits may take years to resolve and cause us to incur substantial litigation expenses and the outcomes could have a material adverse effect on our profitability and financial condition. In addition to potential damage awards, depending upon the outcomes of such cases, these lawsuits may cause or force changes in practices of our industry and may also cause additional regulation of the industry through new federal or state laws or new applications of existing laws or regulations. Such changes could increase our operating costs.

Government Investigations—We may be subjected to additional regulatory requirements and to investigations or regulatory action by governmental agencies, each of which may have a material adverse effect on our business, financial condition and results of operations.

 From time to time, we receive notifications from and engage in discussions with various government agencies concerning our managed care businesses and operations. As a result of these contacts with regulators, we may, as appropriate, be required to implement changes to our operations, revise our filings with such agencies and/or seek additional licenses to conduct our business. Our inability to comply with the various regulatory requirements may have a material adverse effect on our business.

 In addition, we may become subject to regulatory investigations relating to our business, which may result in litigation or regulatory action. A substantial legal liability or a significant regulatory action against us could have a material adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm or a disruption to our business, which could have a material adverse effect on our business, financial condition and results of operations.

Risks related to our Ordinary Common Stock

Our Ordinary Common Stock price may be volatile.

 Our Ordinary Common Stock price may fluctuate in response to many things, including but not limited to:

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  unfavorable trends or the loss of significant customers;

  •
  changes in earnings estimates or recommendations by research analysts who track our Ordinary Common Stock or the stocks of other companies in our industry or failure of analysts to cover our Ordinary Common Stock;

  •
  new laws or regulations or new interpretations of laws or regulations applicable to our business;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events; and

  •
  sale of Ordinary Common Stock by our directors and executive officers.

 Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

We may be restricted from paying cash dividends on our Common Stock in the future.

 Any payment of cash dividends will depend upon our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors deemed relevant by our Board of Directors. The terms of our Credit Agreement and the Indenture restrict us from paying cash dividends on our Common Stock. See "—Restrictive Covenants in Our Debt Instruments—Restrictions imposed by our debt agreements limit our operating and financial flexibility." These restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our Common Stock. We currently do not intend to declare and pay any cash dividends on our Common Stock.

Shares eligible for future sale may adversely affect our Ordinary Common Stock price.

 Sales of substantial amounts of our Ordinary Common Stock in the public market, or the perception that these sales may occur, could cause the market price of our Ordinary Common Stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our amended and restated certificate of incorporation, referred to as the Certificate of Incorporation, we are authorized to issue up to 140 million shares of Common Stock, of which approximately 36.5 million shares of Common Stock were outstanding as of November 3, 2005 and approximately 4.0 million shares of Ordinary Common Stock were reserved for issuance upon the exercise of outstanding stock options and warrants. In addition, 30,000 shares of Ordinary Common Stock have been reserved for issuance under the 2005 director stock compensation plan, of which 18,000 shares have been issued. We cannot predict the size of future issuances of our Common Stock or the effect, if any, that future sales and issuances of shares of our Common Stock would have on the market price of our Ordinary Common Stock. See "Shares Eligible for Future Sale."

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

 Pursuant to our Certificate of Incorporation, Magellan elected not to be governed by Section 203 of the Delaware General Corporation Law which prevents an interested stockholder from engaging in business combinations with the company for three years after becoming an interested stockholder, unless certain conditions are met. However, our Certificate of Incorporation and amended and restated bylaws, referred to as the Bylaws, contain provisions that might be characterized as anti-takeover provisions, including the election at each annual meeting of less than a majority of the board of directors, the ability of our board of directors to create and issue a new series of preferred stock and certain provisions of the Bylaws limiting or regulating the rights of the stockholders to take actions in certain circumstances. These provisions may deter or render more difficult proposals to acquire control of our company through merger, takeover or other business combination, including proposals a stockholder might consider to be in his or her best interest or impede or lengthen the time necessary to effectuate a change in membership of the board of directors and may make removal of our management more difficult, which, under certain circumstances, could reduce the market value of our Ordinary Common Stock.

Cautionary note regarding forward-looking statements

 This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding our belief that non-renewals of contracts will result in a reduction during 2006 from projected 2005 net revenue from these contracts of approximately $330 million, $250 million of which relates to Aetna, our belief that our medical claims payable is adequate to satisfy ultimate claim liability for unpaid claims as of September 30, 2005, our estimates of charges we will need to record in future periods for grants of Ordinary Common Stock to our non-management members of the board of directors who are not affiliated with Onex, our anticipation not to incur material charges relating to our restructuring initiatives during fiscal 2005 and our anticipation not to require to draw on amounts available under the Revolving Loan Facility for our operations, capital needs or debt service in fiscal 2005.

 Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include risks, uncertainties and other important factors detailed from time to time in reports we file with the SEC, including the following:

  •
  our ability to successfully implement our business strategy;

  •
  our ability to renegotiate or extend expiring customer contracts or the termination of customer contracts;

  •
  changes in business practices of the industry, including the possibility that certain of our managed care customers could seek to provide managed behavioral healthcare services directly to their subscribers, instead of contracting with us for such services;

  •
  the impact of increased competition on our ability to maintain or obtain contracts;

  •
  our dependence on government spending for managed healthcare, including changes in federal, state and local healthcare policies;

  •
  the impact of present or future state regulations and contractual requirements; and

  •
  the other factors that are described in "Risk factors."

 Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Use of proceeds

 We will not receive any of the proceeds from the sale of shares by the selling stockholder. The selling stockholder will receive all of the net proceeds from the sale of shares of our Ordinary Common Stock offered in this prospectus supplement.

Price range of common stock and dividend policy

 Since January 6, 2004, shares of the Company's Ordinary Common Stock have been quoted on the Nasdaq National Market under the symbol "MGLN." For further information regarding the Company's Ordinary Common Stock, see Note 8—"Stockholders' Equity" to the audited annual consolidated financial statements incorporated by reference in the accompanying prospectus. Warrants to purchase shares of the Company's Ordinary Common Stock have been quoted on the Over-the-Counter Bulletin Board, or the OTCBB, under the ticker symbol "MGLNW.OB" since February 2, 2004. The following table sets forth the high and low closing bid prices of the Company's Ordinary Common Stock as reported by the Nasdaq National Market for the periods presented:

Calendar Year	High	Low
2004
Period from January 6, 2004 through March 31, 2004	$29.01	$26.25
Second Quarter	33.99	27.65
Third Quarter	39.29	29.22
Fourth Quarter	38.46	31.39
2005
First Quarter	$37.14	$33.00
Second Quarter	$35.79	$30.51
Third Quarter	$37.09	$34.34
Period of October 1 to November 3	$34.95	$29.10

 At the close of business on November 3, 2005, there were approximately 329 holders of record of our Ordinary Common Stock. The stockholders of record data for the Ordinary Common Stock does not reflect stockholders whose stock was held on that date by the Depository Trust Company or other intermediaries.

Dividends

 We did not declare any dividends during either the fiscal years ended December 31, 2003 or 2004 or 2005 to date. We are prohibited from paying dividends on our Common Stock under the terms of the Credit Agreement and the Indenture, except in very limited circumstances.

Selling stockholder

 The following table sets forth information with respect to the number of shares of the Common Stock owned by the selling stockholder and as adjusted to give effect to the sale of the shares of Ordinary Common Stock offered pursuant to this prospectus supplement.

		Shares Beneficially Owned Prior to the Offering(1)			Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number(1)	Percentage(1)	Number of Shares Being Sold in the Offering	Number	Percentage

Magellan Holdings L.P.(2)	3,762,713(3)	10.3%	3,762,713	0	0%

(1)
Percentages are calculated based on the number of outstanding shares plus the number of shares of Ordinary Common Stock into which the shares of Multi-Vote Common Stock owned by Magellan Holdings are convertible at any time, which constitute all the shares of Multi-Vote Common Stock outstanding on November 3, 2005. Magellan Holdings will continue to have the right and be obligated to purchase up to 12,781 shares of Ordinary Common Stock at a stock price of $9.78 per share upon resolution of certain disputed claims under Magellan's plan of reorganization.

(2)
The information provided herein concerning Magellan Holdings' beneficial ownership of shares is based on its Schedule 13D filed by it and its affiliates, Onex Partners LP, or Partners, Onex Partners GP LP, or Partners GP LP, Onex Partners GP Inc., or Partners GP, Onex Corporation and Gerald W. Schwartz, as amended through November 1, 2005, referred to as the Schedule 13D. Onex Corporation is an Ontario, Canada corporation that holds 100% of the equity of Partners GP; Partners GP is a Delaware corporation and the general partner of Partners GP LP; Partners GP LP is a Delaware limited partnership and the general partner of Magellan Holdings, which is a Delaware limited partnership; and Mr. Schwartz is the Chairman of the Board and Chief Executive Officer of Onex Corporation. Each of Onex Corporation, Partners, Partners GP LP and Partners GP may be deemed to share voting and dispositive power with respect to 3,762,713 shares of Ordinary Common Stock issuable upon conversion of Multi-Vote Common Stock owned of record by Magellan Holdings, and therefore each of Onex Corporation, Partners, Partners GP LP and Partners GP may be deemed to be a beneficial owner of such shares. Pursuant to the Schedule 13D, Mr. Schwartz expressly disclaimed beneficial ownership of our shares beneficially owned by Magellan Holdings, Partners, Partners GP LP, Partners GP and Onex Corporation. The address of Magellan Holdings is 712 Fifth Avenue, New York, New York 10019.

(3)
The number of shares of Ordinary Common Stock beneficially owned by Magellan Holdings represents the number of shares of Ordinary Common Stock into which the shares of Multi-Vote Common Stock owned by it may, at any time, be converted by it, currently on a share-for-share basis.

Description of capital stock

General

 On January 5, 2005, which we refer to as the Effective Date, we and 88 of our subsidiaries consummated the Plan of Reorganization under chapter 11 of title 11 of the Bankruptcy Code, which had been confirmed by order of the Bankruptcy Court. On the Effective Date, the previously outstanding shares of common stock and preferred stock of Magellan were cancelled, three new classes of capital stock were authorized and Magellan's certificate of incorporation and bylaws were amended and restated. We refer to our amended and restated certificate of incorporation as the Certificate of Incorporation and to our amended and restated bylaws as amended to date, as the Bylaws.

 Our authorized capital stock consists of 100 million shares of Ordinary Common Stock, 40 million shares of Multi-Vote Common Stock and 10 million shares of Preferred Stock that are issuable at the discretion of the board of directors in the manner provided by law. Shares of Ordinary Common Stock became listed on the Nasdaq National Market under the ticker symbol "MGLN" on January 6, 2004. Shares of the Multi-Vote Common Stock may only be issued to, and held by, Onex or its affiliates, referred to collectively as the Onex Group, but are convertible into shares of Ordinary Common Stock. Following the completion of this offering there will no shares of Multi-Vote Common Stock outstanding and no additional shares of Multi-Vote Common Stock may be issued.

Voting rights

General

 Holders of Ordinary Common Stock have one vote per share on all matters on which they are entitled to vote.

Ordinary Common Stock

 In addition to the other voting rights or power to which the holders of Ordinary Common Stock are entitled, holders of Ordinary Common Stock are entitled to vote as a separate class on approval of any alteration, repeal or amendment of the Certificate of Incorporation which would adversely affect the powers, preferences or rights of the holders of Ordinary Common Stock. In respect of any matter as to which the holders of the Ordinary Common Stock are entitled to a class vote, holders have one vote per share, and the affirmative vote of the holders of a majority of the shares of Ordinary Common Stock outstanding is required for approval.

Board of directors

Number

 Until the first annual meeting of the stockholders held after the third anniversary of the Effective Date, the Bylaws establish that the board of directors will consist of nine members, and then will have at least five and not more than thirteen members, as determined by the board of directors.

Term of office

 All of the directors are divided into three classes, each class having a different three-year term of office, except that, of the initial directors as of the Effective Date, three have a one-year term of office, two have a two-year term of office, and four have a three-year term of office, such term of office in each case commencing with the Effective Date and ending at the earlier of (i) respectively, the first annual meeting of stockholders held in the year next following the

Effective Date or the annual meeting of stockholders held in the second calendar year following the Effective Date or the annual meeting of stockholders held in the third calendar year following the Effective Date, or (ii) in each case, the election and qualification of his or her successor or upon his or her earlier death, incapacity, resignation or removal.

Removal

 Any director may be removed with cause by the affirmative vote of the holders of Common Stock entitled to cast a majority of the votes which all holders of Common Stock entitled to vote on the election of such director's successor would be entitled to cast at the meeting held to vote on removal of such director.

Preferred Stock

 Our Certificate of Incorporation authorizes our board of directors to issue, from time to time, preferred stock in one or more series, and to determine and fix the designations, voting powers, preferences and relative participating, optional or other special rights of such series of preferred stock, and the qualifications, limitations or restrictions thereon, including dividend rights, special voting rights or powers, conversion rights, redemption privileges and liquidation preferences, all to the extent permitted by applicable law.

 Because the rights and preferences set by our board of directors for a series of preferred stock could be superior to the rights and preferences of the Common Stock, the issuance of such series could adversely affect the rights of the holders of Common Stock. In addition, while the issuance of any class of preferred stock could provide us with flexibility for many corporate purposes, such issuance could make it difficult for a third party to gain control of Magellan.

Anti-takeover provisions

 Pursuant to our Certificate of Incorporation, Magellan elected not to be governed by Section 203 of the Delaware General Corporation Law which prevents an interested stockholder from engaging in business combinations with the company for three years after becoming an interested stockholder, unless certain conditions are met. However, our Certificate of Incorporation and Bylaws contain provisions that might be characterized as anti-takeover provisions, including the election at each annual meeting of less than a majority of the board of directors, the ability of our board of directors to create and issue a new series of preferred stock and certain provisions of the Bylaws limiting or regulating the rights of the shareholders to take actions in certain circumstances. These provisions may deter or render more difficult proposals to acquire control of our company through merger, takeover or other business combination, including proposals a stockholder might consider to be in his or her best interest or impede or lengthen the time necessary to effectuate a change in membership of the board of directors and may make removal of our management more difficult.

Absence of certain provisions

 Except as set forth above, holders of Common Stock have no preemptive rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. Holders of Common Stock will have no liability for further calls or assessments and will not be personally liable for the payment of our debts except as they may be liable by reason of their own conduct or acts.

Transfer agent and registrar

 Wachovia Bank, National Association is the transfer agent and registrar for our Ordinary Common Stock.

Shares eligible for future sale

 As of November 3, 2005, we had outstanding 36,460,118 shares of Common Stock (both Multi-Vote and Ordinary Common Stock). Of these shares, after giving effect to this offering, 36,134,780 shares of Ordinary Common Stock will be freely transferable without restriction or registration under the Securities Act by persons other than our "affiliates," as that term is defined in Rule 144 under the Securities Act. Generally, the balance of the currently outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. We have registered for public sale substantially all of the outstanding restricted securities.

Rule 144

 In general, under Rule 144, a person, including an affiliate of ours (along with persons whose sales of shares are required to be aggregated for purposes of Rule 144), who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of Ordinary Common Stock then outstanding, which will equal approximately 364,601 shares; or

  •
  the average weekly trading volume of the Ordinary Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

 Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Warrants

 Certain warrants to purchase shares of Ordinary Common Stock were issued as of January 5, 2004 under our Plan of Reorganization and remain outstanding currently. We issued to our former common and preferred stockholders warrants to purchase a total of 570,825 shares of Ordinary Common Stock for $30.46 per share (subject to anti-dilution adjustments as provided in the warrant agreement), payable in cash. These warrants were issued without registration under the Securities Act in reliance on the exemption provided by Section 1145 of the Bankruptcy Code. These warrants are immediately exercisable at any time until January 5, 2011 and are traded on the OTCBB and any shares issued upon exercise of these warrants will be transferable without restriction or further registration under the Securities Act by persons other than our "affiliates," as that term is defined in Rule 144 under the Securities Act. Through November 3, 2005, warrants to purchase 408 shares of Ordinary Common Stock have been exercised. In addition, under our Plan of Reorganization we issued a warrant to purchase 230,000 shares of Ordinary Common Stock for $10.48 per share (subject to anti-dilution adjustments as provided in the warrant agreement), payable in cash, exercisable during the period commencing January 1, 2006 through January 5, 2009 to a party in interest in our reorganization case without registration under the Securities Act based upon the exemption from registration provided by Section 4(2) of the Securities Act. When this warrant becomes exercisable, it is expected that the shares issuable upon exercise will be transferable without restriction or further registration under the Securities Act, unless then held by a persons who is one of our "affiliates," as that term is defined in Rule 144 under the Securities Act.

Benefit plan shares

 We have filed a registration statement on Form S-8 under the Securities Act to register shares of Ordinary Common Stock issued and reserved for issuance under our 2003 management incentive plan and 2004 director compensation plan. As of November 3, 2005, (i) 113,584 restricted shares have been issued, of which none are vested, and (ii) options to purchase 4,032,686 shares of Ordinary Common Stock were outstanding, of which options to purchase 49,539 shares are vested. All of the shares issuable upon exercise of the options that are now outstanding and any that may be issued under options that may be granted under the 2003 management incentive plan, as well as 113,584 restricted shares that have been issued and any that may be issued under the 2003 management incentive plan, have been registered under that Form S-8 registration statement and, subject to their vesting provisions and Rule 144 volume limitations applicable to our affiliates, will be available for sale in the open market. In addition, 13,595 shares of Ordinary Common Stock issued under our 2004 director compensation plan to our directors were also registered for resale under the Form S-8 registration statement and are available for sale in the open market or in other public transactions (without regard to the restrictions of Rule 144).

 In addition, 30,000 shares of Ordinary Common Stock have been reserved, of which 18,000 shares have been issued, to our directors under the 2005 director stock compensation plan. We intend to file with the SEC a registration statement on Form S-8 registering for resale shares issuable under the plan.

 In October, 2004, Congress enacted the American Jobs Creation Act of 2004, which amended the Internal Revenue Code to add Section 409A with respect to the treatment of deferred compensation arrangements, including stock options with exercise prices below the fair market value of the stock on the date of grant. Certain options issued under the 2003 management incentive plan have exercise prices below market value. Section 409A provides that as these options vest, the holders are subject to income tax at ordinary rates plus a 20% excise tax on the amount by which the market value on the date of vesting of the stock subject to the options exceeds the exercise price. Under transitional rules adopted by the Internal Revenue Service, options that are amended during 2005 to increase the exercise price to equal the market value of the stock on the date of grant are not subject to tax under Section 409A, and options that are exercised during 2005 will not be subject to the 20% excise tax.

Underwriting

 The selling stockholder is offering the shares of Ordinary Common Stock described in this prospectus supplement through J.P. Morgan Securities Inc., as underwriter. We and the selling stockholder have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase all of the Shares of Common Stock offered hereby.

 All of these shares of Ordinary Common Stock will be automatically issued by conversion of shares of Multi-Vote Common Stock owned by Magellan Holdings into shares of Ordinary Common stock upon the purchase of the shares by the underwriter. The underwriter is committed to purchase all the shares offered by the selling stockholder.

 The underwriter proposes to offer the shares from time to time for sale in one or more transactions in the Nasdaq National Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal. In addition, the underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

 We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $150,000.

 We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

 Our Ordinary Common Stock is quoted on the Nasdaq National Market under the symbol "MGLN".

 In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Ordinary Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Ordinary Common Stock while this offering is in progress. These stabilizing transactions may include making short sales of the Ordinary Common Stock, which involves the sale by the underwriter of a greater number of shares of Ordinary Common Stock than it is required to purchase in this offering, and purchasing shares of Ordinary Common Stock on the open market to cover positions created by short sales. The underwriter may close out any short position in purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Ordinary Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a short position, it will purchase shares in the open market to cover the position.

 The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the Ordinary Common Stock, including the imposition of penalty bids.

 These activities may have the effect of raising or maintaining the market price of the Ordinary Common Stock or preventing or retarding a decline in the market price of the Ordinary Common

Stock, and, as a result, the price of the Ordinary Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

 The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. J.P. Morgan Securities Inc. was an initial purchaser in connection with the offering of our Old Senior Notes.

Documents incorporated by reference

 The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that Magellan subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

 We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 3, 2005;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed on October 27, 2005;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed on July, 28, 2005;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on April 28, 2005;

  •
  Our Current Report on Form 8-K filed on November 3, 2005;

  •
  Our Current Report on Form 8-K filed on June 30, 2005;

  •
  Our Current Report on Form 8-K filed on June 16, 2005;

  •
  Our Current Report on Form 8-K filed on June 15, 2005;

  •
  Our Current Report on Form 8-K filed on May 20, 2005;

  •
  Our Current Report on Form 8-K filed on May 18, 2005 (Item 9.01 only);

  •
  Our Current Report on Form 8-K filed on May 9, 2005 (Item 9.01 only);

  •
  Our Current Report on Form 8-K filed on March 17, 2005;

  •
  Our Current Report on Form 8-K filed on March 1, 2005; and

  •
  Our Current Report on Form 8-K filed on January 18, 2005 (Item 1.01 only).

Legal matters

 Weil, Gotshal & Manges LLP has passed upon the validity of the Ordinary Common Stock for us. Cravath, Swaine & Moore LLP advised the underwriter in connection with this offering.

8,588,454 Shares

MAGELLAN HEALTH SERVICES, INC.

Ordinary Common Stock

        All of the shares of Ordinary Common Stock offered by this prospectus relate to the sale from time to time by (i) Magellan Holdings, L.P. ("Magellan Holdings"), which owns 8,505,600 shares of our Multiple and Variable Vote Restricted Convertible Common Stock ("Multi-Vote Common Stock") that is convertible into an aggregate of 8,505,600 shares of our Ordinary Common Stock and (ii) Morgan Noble LLC ("Morgan Noble" and, together with Magellan Holdings, the "selling stockholders"), which owns 82,854 shares of our Ordinary Common Stock. We will not receive any of the proceeds from the sale of these shares. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares at the time of sale or through negotiated transactions with third parties.

        The registration statement of which this prospectus is a part permits the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the Ordinary Common Stock through ordinary broker transactions, directly to market makers of our shares, directly to third parties, through underwriters in public offerings, or through other means described in the section entitled "Plan of Distribution" beginning on page 15.

        Our Ordinary Common Stock became listed on the Nasdaq National Market under the ticker symbol "MGLN" on January 6, 2004. The last reported sale price for our Ordinary Common Stock on May 2, 2005, was $34.13 per share.

        Investing in our Ordinary Common Stock involves risks. See the section entitled "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May 4, 2005.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
MAGELLAN HEALTH SERVICES, INC.	2
RISK FACTORS	3
WHERE YOU CAN FIND MORE INFORMATION	12
USE OF PROCEEDS	13
SELLING STOCKHOLDERS	13
PLAN OF DISTRIBUTION	15
DOCUMENTS INCORPORATED BY REFERENCE	18
LEGAL MATTERS	19
EXPERTS	19

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Ordinary Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "will," "foresee" and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled "Risk Factors" beginning on page 3 of this prospectus. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management's opinions only as of the date hereof. Except as required by law, Magellan undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

MAGELLAN HEALTH SERVICES, INC.

Our Business

        Magellan Health Services, Inc. ("Magellan" or the "Company"), directly and through its subsidiaries, coordinates and manages the delivery of behavioral healthcare treatment services that are provided through our contracted network of third-party treatment providers, which includes psychiatrists, psychologists, other behavioral health professionals, psychiatric hospitals, residential treatment centers and other treatment facilities. The treatment services provided through our provider network include outpatient programs (such as counseling or therapy), intermediate care programs (such as intensive outpatient programs and partial hospitalization services), inpatient treatment and crisis intervention services. However, we generally do not directly provide, or own any provider of, treatment services. Magellan provides its management services primarily through: (i) risk-based products, where the Company assumes all or a portion of the responsibility for the cost of providing treatment services in exchange for a fixed per member per month fee, (ii) administrative services only products, where the Company provides services such as utilization review, claims administration and/or provider network management but does not assume responsibility for the cost of the treatment services, (iii) employee assistance programs and (iv) products that combine features of some or all of the Company's risk-based, administrative services only or employee assistance products. At December 31, 2004, we managed the behavioral healthcare benefits of approximately 57.1 million individuals. Within the managed behavioral healthcare business, we operate in the following four segments, based on the services we provide and/or the customers that we serve: (i) Magellan Health Plan Solutions; (ii) Magellan Employer Solutions; (iii) Magellan Public Sector Solutions and (iv) Corporate and Other.

Our Corporate Information

        Our executive offices are located at 16 Munson Road, Farmington, Connecticut 06032, our telephone number at that location is (860) 507-1900, and our website can be accessed at www.magellanhealth.com. Information contained in our website does not constitute part of this prospectus. References to Magellan, the Company, "we," "us" and "our" in this prospectus refer to Magellan Health Services, Inc. unless the context requires otherwise.

RISK FACTORS

        An investment in Ordinary Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, which we believe describe the principal risks of investing in our Ordinary Common Stock, before you decide whether to purchase any Magellan shares. Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial. If any of the following risks occur, our business, financial condition and profitability could be materially adversely affected. In such case, the trading price of Ordinary Common Stock could decline, and you may lose all or part of your investment.

Fresh Start Reporting—Our application of "fresh start" reporting makes it more difficult to compare our post-emergence operations and results to those in pre-emergence periods.

        Due to our emergence from bankruptcy, we have implemented the "fresh start" reporting provisions of SOP 90-7, effective December 31, 2003. Fresh start reporting requires us to restate all assets and liabilities to reflect their fair values. As a result, the consolidated balance sheet as of and subsequent to December 31, 2003 and the statement of operations for periods after our emergence from bankruptcy are not comparable to the consolidated financial statements for the periods prior to our emergence from bankruptcy, which were prepared on a historical basis.

Significant Stockholder—Consequences of ownership by Onex of our Multi-Vote Common Stock include an inability of our public stockholders to determine the outcome of most matters presented to them other than elections of certain of our directors, and a risk that future sales of common stock by Onex could cause our stock price to fall.

        Onex Corporation, a Canadian diversified investment company, and its affiliates (collectively, "Onex"), control all of the outstanding shares of our Multi-Vote Common Stock. As a consequence, Onex has the ability to elect four of our nine Directors and is entitled to 50 percent of voting power for all other matters that come before our stockholders (including the election of two of our five remaining Directors) until its ownership of Multi-Vote Common Stock decreases below specific levels. This voting power exceeds Onex's approximate 24.0 percent interest in Magellan's outstanding common stock (viewing both Multi-Vote Common Stock and Ordinary Common Stock as a single class) as of April 8, 2005. Onex's interests in Magellan may conflict with the interests of the holders of the Ordinary Common Stock. As a result of Onex's substantial equity interest and voting power, Onex could have significant influence over the management and affairs of Magellan, and a significant or controlling influence on all matters submitted to the stockholders including any merger, consolidation or sale of all or substantially all of our assets. In the case of a potential acquisition of Magellan, this controlling voting power could prevent our public stockholders from receiving consideration for their stock offered by the potential acquiror in a transaction not supported by Onex or result in a disposition of their Magellan shares in such a transaction supported by Onex but not broadly supported by the public stockholders.

        The market price of our common stock could also decline as a result of sales by Onex of a significant number of shares of our Multi-Vote Common Stock, or the perception that such sales might occur. Such sales could also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. Further, Onex is entitled to convert Multi-Vote Common Stock into shares of Ordinary Common Stock and then sell such shares but, in most cases, doing so will not reduce its voting power unless its holdings of Multi-Vote Common Stock fall below the level that would result in the loss of the stock's special voting rights. The Multi-Vote Common Stock will cease to have any special voting rights or any other special rights or powers in the event the outstanding shares of Multi-Vote Common Stock cease to represent at least 15.33 percent of the total number of shares of common stock (both Ordinary Common Stock and Multi-Vote Common Stock) issued on the Effective

Date (approximately 35.1 million shares) or at least 10 percent of the total number of shares of common stock outstanding at any time (the "Minimum Hold Condition").

Restrictive Covenants in Our Debt Instruments—Restrictions imposed by our debt agreements limit our operating and financial flexibility. These restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest.

        The indenture governing our 9.375% senior notes (the "Indenture"), and the terms of our credit agreement with Deutsche Bank (the "Credit Agreement") contain covenants. These covenants limit our management's discretion in operating our business by restricting or limiting our ability, among other things, to:

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  incur or guarantee additional indebtedness or issue preferred or redeemable stock;

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  pay dividends and make other distributions;

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  repurchase equity interests;

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  prepay or amend subordinated debt;

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  make certain other payments called "restricted payments";

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  enter into sale and leaseback transactions;

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  create liens;

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  sell and otherwise dispose of assets;

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  acquire or merge or consolidate with another company; and

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  enter into some types of transactions with affiliates.

        These restrictions could adversely affect our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

        The Credit Agreement also requires us to comply with specified financial ratios and tests. Failure to do so, unless waived by the lenders under the Credit Agreement pursuant to its terms, would result in an event of default under the Credit Agreement and, if indebtedness under the Credit Agreement is accelerated, would give rise to defaults under most or all of our other debt agreements. The Credit Agreement is guaranteed by most of our subsidiaries and is secured by most of our assets and our subsidiaries' assets.

Risk-Related Products—Because we provide services at a fixed fee, if we are unable to accurately predict and control behavioral healthcare costs, our profitability could decline.

        Our revenues come primarily from arrangements under which we assume responsibility for costs of treatment services (excluding at present the cost of pharmaceuticals or other medication) in exchange for a fixed fee. We refer to such arrangements as "risk-related contracts" or "risk-related products." This type of arrangement provided 85.6 percent and 88.2 percent of our net revenue in the fiscal years ended December 31, 2003 and 2004, respectively. Profitability of these contracts could be reduced if we are unable to accurately estimate the rate of service utilization by members or the cost of such services when we price our services. If the cost of services provided to members under a contract together with the administrative costs exceeds the aggregate fees received by us under such contract, we will incur a loss. Our assumptions of these costs when we price our services may not ultimately reflect actual utilization rates and costs, many aspects of which are beyond our control.

        Our profitability could also be reduced if we are required to make adjustments to estimates made in reporting historical financial results, particularly those regarding cost of care, reflected in our financial statements as medical claims payable. Medical claims payable includes reserves for incurred but not reported, or "IBNR" claims, which are claims for covered services rendered by our providers which have not yet been submitted to us for payment. We estimate and reserve for IBNR claims based on past claims payment experience, including the average interval between the date services are rendered and the date claims are paid and between the date services are rendered and the date the claims are received, enrollment data, utilization statistics, adjudication decisions, authorized healthcare services and other factors. This data is incorporated into contract-specific reserve models. The estimates for submitted claims and IBNR claims are made on an accrual basis and adjusted in future periods as required.

        Factors that affect our ability to price our services, control our costs or accurately make estimates of IBNR claims and other expenses for which we create reserves may include changes in our assumptions for medical costs caused by changes in actual experience including:

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  changes in the delivery system;

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  changes in utilization patterns;

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  changes in the number of members seeking treatment;

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  unforeseen fluctuations in claims backlogs;

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  increases in the costs of the services;

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  the occurrence of catastrophes;

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  regulatory changes;

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  changes in benefit plan design; and

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  implementation of new products by us

        If our membership in risk-based business grows, our exposure to potential losses from risk-related products will also be increased.

Required Assurances of Financial Resources—Our liquidity, financial condition, prospects and profitability can be adversely affected by present or future state regulations and contractual requirements that we provide financial assurance of our ability to meet our obligations.

        Some of our contracts and certain state regulations require us or certain of our subsidiaries to maintain specified cash reserves or letters of credit and/or to maintain certain minimum tangible net equity in certain of our subsidiaries as assurance that we have financial resources to meet our contractual obligations. Many of these state regulations also restrict the investment activity of certain of our subsidiaries. Some state regulations also restrict the ability of certain of our subsidiaries to pay dividends to Magellan. Additional state regulations could be promulgated that would increase the cash or other security we would be required to maintain. In addition, our customers may require additional restricted cash or other security with respect to our obligations under our contracts, including our obligation to pay IBNR claims and other medical claims not yet processed and paid In addition, certain of our contracts and state regulations limit the profits that we may earn on risk-related business. Our liquidity, financial condition, prospects and profitability could be adversely affected by the effects of such regulations and contractual provisions. As of March 31, 2005, our restricted cash was $116.3 million.

Reliance on Customer Contracts—Our inability to renew, extend or replace expiring or terminated customer contracts could adversely affect our liquidity, profitability and financial condition.

        Substantially all of our net revenue is derived from contracts with payors of behavioral healthcare benefits. Substantially all of these contracts may be terminated immediately with cause and many, including some of our most significant contracts, are terminable without cause by the customer upon notice and the passage of a specified period of time (typically between 60 and 180 days), or upon the occurrence of certain other specified events. Our ten largest customers accounted for 61.6 percent and 70.3 percent of our net revenue in the fiscal years ended December 31, 2003 and 2004, respectively and 73.8% of our net revenue for the quarter ended March 31, 2005. Loss of all of these contracts or customers would, and loss of any one of these contracts or customers could, materially reduce our revenues and have a material adverse effect on our liquidity, profitability and financial condition. One of these contracts was a subcontract with a health plan under which we managed the mental health and substance abuse services for certain beneficiaries of TRICARE, which subcontract expired on September 30, 2004 and was not renewed. Our contract with Aetna Inc. ("Aetna"), which is one of our largest customers, will terminate on December 31, 2005. We recorded net revenue from Aetna of $228.1 million for the fiscal year ended December 31, 2004 and $55.8 million and $62.0 million, respectively, during the three-month periods ended March 31, 2004 and 2005.

        We are party to several contracts with entities that are now controlled by WellPoint, Inc. that represent a significant concentration of business for us. Total net revenue from such contracts totaled $133.1 million during the year ended December 31, 2004 and $31.4 million and $33.9 million during three three-month periods ended March 31, 2004 and 2005, respectively. One such contract, which generated net revenue of $95.0 during the year ended December 31, 2004 and $24.4 million during the three-month period ended March 31, 2005, extends through December 31, 2005. A second contract with an entity controlled by WellPoint, which generated net revenue of $25.7 million during the year ended December 31, 2004 and $6.7 million for the three-month period ended March 31, 2005, extends through September 30, 2005, and we have recently been notified by the customer that it does not intend to renew this contract beyond that date.

        In addition to Aetna and the WellPoint-related contract noted above, other managed care customers of ours have decided not to renew all or part of their contracts with us, and will instead manage behavioral healthcare services for their subscribers. We believe that the total impact of these non-renewals, including those relating to Aetna and the WellPoint affiliate, will be a reduction during 2006 from projected 2005 net revenue from these contracts of approximately $330.0 million, $250.0 million of which relates to Aetna.

        Our largest customer is the State of Tennessee's TennCare program. The TennCare program provides health and other related benefits to the Medicaid recipients in the State of Tennessee as well as to certain other uninsured individuals. The Company, through its wholly owned subsidiary, Tennessee Behavioral Health, Inc., and Premier Behavioral Systems of Tennessee ("Premier"), a joint venture in which the Company has a 50 percent interest, contracts with the State of Tennessee (the "State") to manage the behavioral healthcare benefits for the TennCare program. The creditors (or other beneficial interest holders) of Premier have no recourse to our general credit, as the primary beneficiary of Premier. Effective July 1, 2004, the State of Tennessee divided the TennCare program into three regions. Tennessee Behavioral Health has a contract to serve the East Region with an initial term that runs through December 31, 2005 and includes a provision for annual extensions at the State's option through December 31, 2008. Each of Tennessee Behavioral Health and Premier have a contract with respect to the West and Central regions that runs through December 31, 2005. All three contracts are subject to appropriations funding on July 1, 2005. For the fiscal year ended December 31, 2004, and the three months ended March 31, 2004 and 2005 we recorded revenues from this customer under these contracts of approximately $431.5 million, $103.7 million and $113.2 million, respectively.

        On January 10, 2005, the Governor of Tennessee stated that, because of the increased costs of the TennCare program, the State will cease providing coverage to approximately 323,000 adults (which represents approximately one-fourth of total TennCare membership) who do not qualify for Medicaid and may limit benefits to be delivered under the TennCare program. Certain advocacy groups filed suits in attempts to prevent the Governor from implementing any membership and benefits reductions; however, such suits have since been dismissed. Representatives of the State of Tennessee have publicly indicated that they intend to phase-in the membership reductions as early as July 1, 2005. A reduction in membership would, and benefit changes could, adversely affect our revenues and profitability. We do not yet know which members would be eliminated from the program, and because capitation rates for TennCare members vary depending upon the level of benefits received by such members, we cannot estimate the impact of the proposed membership reductions. Further, we do not yet know the actual timing of the phased-in membership reductions, the benefit changes being proposed or the timing of those changes, and as such, we cannot estimate the impact of these potential developments at this time.

        In addition, the TennCare contracts might not be extended or successfully renegotiated beyond December 31, 2005, or, if renewed or renegotiated, the terms of any new contracts might not be comparable to those of existing contracts. If this happens, our liquidity, financial condition, prospects and profitability may be adversely affected.

Changes in the Medical Managed Care Industry—Certain changes in the business practices of this industry could negatively impact our resources, profitability and results of operations.

        Substantially all of our Health Plan segment revenues are derived from customers in the medical managed care industry, including managed care companies, health insurers and other health plans. Some types of changes in this industry's business practices could negatively impact us. For example, if our managed care customers seek to provide managed behavioral healthcare services directly to their subscribers, instead of contracting with us for such services, we could be adversely affected. In this regard, our contract with Aetna, which is one of our largest customers, will terminate on December 31, 2005 and we have recently been notified that a contract we have with an entity controlled by WellPoint expiring in September 2005 will not be renewed. In addition to Aetna and the WellPoint-related contract noted above, other managed care customers of ours have decided not to renew all or part of their contracts with us, and will instead manage behavioral healthcare services for their subscribers. Other of our customers that are managed care companies could also seek to provide managed behavioral healthcare services directly to their subscribers, rather than by contracting with us for such services. In addition, the company has a significant number of contracts with Blue Cross and Blue Shield health plans and other regional health plans. Consolidation of that industry through acquisitions and mergers could potentially result in the loss of contracts for us. Any of these changes could reduce our revenues, and adversely affect our profitability and financial condition.

Competition—The competitive environment in our industry, and any failure in our ability to adequately respond, may limit our ability to maintain or increase our rates, which would limit or adversely affect our profitability.

        Our business is highly competitive. We compete with other managed behavioral healthcare organizations as well as with insurance companies, health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), third party administrators ("TPAs"), independent practice associations ("IPAs"), multi-disciplinary medical groups and other managed care companies. Many of our competitors, particularly certain insurance companies and HMOs, are significantly larger and have greater financial, marketing and other resources than us, which can create downward pressure on prices through economies of scale. The entrance or expansion of these larger companies in the managed behavioral healthcare industry (including our customers who have insourced or who may choose to insource behavioral healthcare services) could increase the competitive pressures we face and could limit our ability to maintain or increase our rates. If this happens, our profitability could be adversely affected.

Fluctuation in Operating Results—We experience fluctuations in quarterly operating results and, as a consequence, we may fail to meet or exceed market expectations, which could cause our stock price to decline.

        Our quarterly operating results have varied in the past and may fluctuate significantly in the future due to seasonal and other factors, including:

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  changes in utilization levels by enrolled members of our risk-based contracts, including seasonal utilization patterns (for example, members generally tend to seek services less during the third and fourth quarters of the year than in the first and second quarters of the year);

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  performance-based contractual adjustments to revenue, reflecting utilization results or other performance measures;

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  changes in estimates for contractual adjustments under commercial contracts;

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  retrospective membership adjustments;

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  the timing of implementation of new contracts and enrollment changes; and

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  changes in estimates regarding medical costs and IBNR claims.

        These factors may affect our quarterly and annual revenues, expenses and profitability in the future.

Dependence On Government Spending For Managed Healthcare—We can be adversely affected by changes in federal, state and local healthcare policies.

        All of our Public Sector Segment revenue and a portion of our revenue in our other two segments are derived, directly or indirectly, from governmental agencies, including state Medicaid programs. Contract rates vary from state to state, are subject to periodic negotiation and may limit the Company's ability to maintain or increase rates. We are unable to predict the impact on our operations of future regulations or legislation affecting Medicaid programs, or the healthcare industry in general, and future regulations or legislation may have a material adverse effect on us. Moreover, any reduction in government spending for such programs could also have a material adverse effect on us. In addition, our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies, especially in the case of state Medicaid programs. These contracts generally can be terminated or modified by the customer if such appropriations are not made. Finally, some of our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, require us to perform additional services if federal, state or local laws or regulations imposed after the contract is signed so require, in exchange for additional compensation to be negotiated by the parties in good faith. Government and other third-party payors are generally seeking to impose lower contract rates and to renegotiate reduced contract rates with service providers in a trend toward cost control.

Possible Impact of Healthcare Reform—Healthcare reform can significantly reduce our revenues or profitability.

        The U.S. Congress is considering legislation that, among other things, would limit healthcare plans and methods of operations, limit employers' and healthcare plans' ability to define medical necessity and permit employers and healthcare plans to be sued in state courts for coverage determinations. It is uncertain whether we could recoup, through higher revenues or other measures, the increased costs of federally mandated benefits or other increased costs caused by such legislation or similar legislation. In addition, if any federal parity legislation is adopted and the difference in coverage limits for mental health coverage and medical health coverage is reduced or eliminated, any increase in revenue we derive following such legislation may not be sufficient to cover the increase in costs that would result from a greater utilization of mental healthcare services. We cannot predict the effect of this legislation or other legislation that may be adopted by the U.S. Congress, and such legislation, if implemented, could have an adverse effect on us.

Government Regulation—We are subject to substantial government regulation and scrutiny, which increase our costs of doing business and could adversely affect our profitability.

        The managed behavioral healthcare industry and the provision of behavioral healthcare services are subject to extensive and evolving federal and state regulation. Such laws and regulations cover, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, information privacy and security, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government investigations and allegations have become more frequent concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare organizations. Violators may be excluded from participating in government healthcare programs, subject to fines or penalties or required to repay amounts received from the government for previously billed services. A violation of such laws and regulations may have a material adverse effect on us.

        We are subject to certain state laws and regulations and federal laws as a result of our role in management of customers' employee benefit plans.

        Regulatory issues may also affect our operations including, but not limited to:

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  additional state licenses that may be required to conduct our businesses, including utilization review and TPA activities;

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  limits imposed by state authorities upon corporations' control or excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists or other professionals, and prohibiting fee splitting;

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  laws that impose financial terms and requirements on us due to our assumption of risk under contracts with licensed insurance companies or HMOs;

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  laws in certain states that impose an obligation to contract with any healthcare provider willing to meet the terms of our contracts with similar providers;

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  maintaining confidentiality of patient information; and

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  complying with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") within the imposed deadlines.

        The imposition of additional licensing and other regulatory requirements may, among other things, increase our equity requirements, increase the cost of doing business or force significant changes in our operations to comply with these requirements.

        Because an entity indirectly controlled by Onex Corporation, a Canadian corporation, has the right to elect one or more of our directors (see "Significant Stockholder," above), federal law considers the Company to be under the ownership, control or influence of a foreign entity. As a result, we may need to comply with additional requirements to obtain a federal facility security clearance issued by the Defense Security Service in order to enter into any new contracts with federal agencies. We currently have a contract with a federal agency under which the agency has determined, based on the operational structural of the services we provide under that contract, that we do not need to comply with such regulations. However it is possible that such agency could later determine that such clearance is necessary. If we are unable to comply with these additional requirements, we could lose our contract with the federal agency and be ineligible to bid on other contracts with federal agencies.

        The costs associated with compliance with government regulation as discussed above may adversely affect our financial condition and results of operations.

Risks Related To Realization of Goodwill and Intangible Assets—Our profitability could be adversely affected if the value of intangible assets is not fully realized.

        Our total assets at December 31, 2004 reflect goodwill of approximately $392.3 million, representing approximately 33.0 percent of total assets. There can be no assurance that such goodwill will be realizable. The application of the fresh start reporting provisions of SOP 90-7 required us to value our assets and liabilities at fair market value. In accordance with these fresh start reporting provisions implemented as of December 31, 2003, our reorganization value was allocated to our tangible and identified intangible assets. Under SOP 90-7, if any portion of our reorganization value could not be allocated to specific assets, it was reported as goodwill. We completed our annual impairment analysis of goodwill as of October 1 noting that the fair value exceeded the associated carrying value; therefore, no impairment was recorded.

        At December 31, 2004, identifiable intangible assets (customer lists, contracts and provider networks) totaled approximately $44.3 million. Intangible assets are amortized over their estimated remaining useful lives, which range from approximately two to eighteen years. The amortization periods used may differ from those used by other entities. In addition, we may be required to shorten the amortization period for intangible assets in future periods based on changes in the Company's business. We may not ever realize the value of such assets.

        We evaluate, on a regular basis, whether for any reason the carrying value of our intangible assets and other long-lived assets may no longer be completely recoverable, in which case a charge to earnings for impairment losses could become necessary. When events or changes in circumstances occur that indicate the carrying amount of long-lived assets may not be recoverable, we assess the recoverability of long-lived assets other than goodwill by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition.

        Any event or change in circumstances leading to a future determination requiring additional write-offs of a significant portion of unamortized intangible assets or goodwill would adversely affect our profitability.

Claims for Professional Liability—Pending or future actions or claims for professional liability (including any associated judgments, settlements, legal fees and other costs) could require us to make significant cash expenditures and consume significant management time and resources, which could have a material adverse effect on our profitability and financial position.

        Management and administration of the delivery of managed behavioral healthcare services, and the direct provision of behavioral healthcare treatment services, entail significant risks of liability. In recent years, participants in the managed health care industry have become subject to an increasing number of lawsuits. From time to time, we are subject to various actions and claims of professional liability alleging negligence in performing utilization review activities, as well as for the acts or omissions of our employees, network providers or others. In the normal course of business, we receive reports relating to suicides and other serious incidents involving patients enrolled in our programs. Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against us or our network providers. As the number of lives we cover grows and the number of providers under contract increases, actions and claims against us (and, in turn, possible legal liability) predicated on malpractice, professional negligence or other related legal theories would be expected to increase. We are also subject to actions and claims for the costs of services for which payment was denied. Many of these actions and claims seek substantial damages and require us to incur significant fees and costs related to our defense.

Professional Liability and Other Insurance—Claims brought against us that exceed the scope of our liability coverage or denial of coverage could materially and adversely affect our profitability and financial condition.

        We maintain a program of insurance coverage against a broad range of risks in our business. As part of this program of insurance, we carry professional liability insurance, subject to certain deductibles and self-insured retentions. We also are sometimes required by customer contracts to post surety bonds with respect to our potential liability on professional responsibility claims that may be asserted in connection with services we provide. As of March 31, 2005, we had less than $4 million of such bonds outstanding. Our insurance may not be sufficient to cover any judgments, settlements or costs relating to present or future claims, suits or complaints. Upon expiration of our insurance policies, sufficient insurance may not be available on favorable terms, if at all. To the extent our customers are entitled to indemnification under their contracts with us relating to liabilities they incur arising from the operation of our programs, such indemnification may not be covered under our insurance policies. To the extent that certain actions and claims seek punitive and compensatory damages arising from our alleged intentional misconduct, such damages, if awarded, may not be covered, in whole or in part, by our insurance policies. We also have potential liability relating to the self-insurance program we maintained previously with respect to our provider business. If we are unable to secure adequate insurance in the future, or if the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future actions or claims, such judgments, settlements or costs may have a material adverse effect on our profitability and financial condition. If we are unable to obtain needed surety bonds in adequate amounts or make alternative arrangements to satisfy the requirements for such bonds, we may no longer be able to operate in those states, which would have a material adverse effect on us.

Class Action Suits and Other Legal Proceedings—We could be targeted by class action and other lawsuits that could result in material liabilities to us or cause us to incur material costs, to change our operating procedures in ways that increase costs or to comply with additional regulatory requirements.

        Managed healthcare companies have been targeted as defendants in national class action lawsuits regarding their business practices. We have been subject to such class actions as defendants and are also subject to other lawsuits and legal proceedings in conducting our business. These lawsuits may take years to resolve and cause us to incur substantial litigation expenses and the outcomes could have a material adverse effect on our profitability and financial condition. In addition to potential damage awards, depending upon the outcomes of such cases, these lawsuits may cause or force changes in practices of our industry and may also cause additional regulation of the industry through new federal or state laws or new applications of existing laws or regulations. Such changes could increase our operating costs.

Government Investigations—If we are unable to cooperate with the investigations of governmental agencies, we may be materially and adversely affected.

        From time to time, we receive notifications from and engage in discussions with various government agencies concerning our managed care businesses and operations. As a result of these contacts with regulators, we may, as appropriate, implement changes to our operations, revise our filings with such agencies and/or seek additional licenses to conduct our business. Our inability to cooperate with any government investigation or inquiry and comply with the various requirements imposed on us as a result of these proceedings may have a material adverse effect on our business.

WHERE YOU CAN FIND MORE INFORMATION

        The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request.

        If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
Magellan Health Services, Inc.
16 Munson Road
Farmington, Connecticut 06032
877-645-6464

        We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding Magellan and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our Company website at www.magellanhealth.com.

        Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

        We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold hereunder. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the Ordinary Common Stock pursuant to this prospectus. All proceeds from the sale of the Ordinary Common Stock pursuant to this prospectus will be made for the account of the selling stockholders, as described below.

SELLING STOCKHOLDERS

        The following table sets forth information with respect to the number of shares of the Ordinary Common Stock owned by the selling stockholders and as adjusted to give effect to the sale of the shares that may be offered pursuant to this prospectus. The shares described in this prospectus are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

        There can be no assurance that the selling stockholders will sell any or all of the shares of the Ordinary Common Stock offered hereunder.

	Number of Shares Beneficially Owned Prior to the Offering(1)				Number of Shares Beneficially Owned After the Offering(1)(2)
Name of Selling Stockholder				Number of Shares Being Offered
	Number		Percentage		Number	Percentage
Magellan Holdings(3)	8,505,600	(4)	24.0%	8,505,600	0	0%
Morgan Noble(5)	82,854		0.3%	82,854	0	0%

(1)
Percentages of outstanding shares are calculated based on 27,006,056 shares of Ordinary Common Stock outstanding on March 31, 2005 and, for Magellan Holdings' percentage only, 8,505,600 shares of Ordinary Common Stock into which the shares of Multi-Vote Common Stock owned by Magellan Holdings are convertible at any time, which constitute all the shares of Multi-Vote Common Stock outstanding on March 31, 2005. In addition to the 8,505,600 shares of Multi-Vote Common Stock owned by Magellan Holdings on March 31, 2005, which are also owned on the date hereof, Magellan Holdings has the right and obligation to acquire from Magellan additional shares of Multi-Vote Common Stock upon resolution of certain disputed claims under Magellan's plan of reorganization and is expected to acquire 3,613 such shares in connection with the quarterly resolution of disputed claims as of March 31, 2005, of which it may be considered to have beneficial ownership as determined pursuant to Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended.

(2)
We do not know when or in what amounts the selling stockholders may offer for sale shares of Ordinary Common Stock pursuant to this offering. The selling stockholders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all, or any, of the shares they are allowed to sell under this prospectus. Because the selling stockholders may offer all or some of the shares of Ordinary Common Stock pursuant to this offering, we cannot estimate the number of shares of Ordinary Common Stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering. Magellan Holdings has the right and obligation to acquire certain additional shares of Multi-Vote Common Stock in certain circumstances, as described in Note 1, but any such additional share are not part of this offering and are excluded for purposes of determining the shares owned after this offering.

(3)
Magellan Holdings owns shares of Multi-Vote Common Stock, which were acquired by it pursuant to our plan of reorganization. Pursuant to Magellan's Amended and Restated Certificate of Incorporation, upon any sale other than to affiliates of Onex, shares of Multi-Vote Common Stock sold automatically convert into shares of Ordinary Common Stock (currently on a share-for-share basis), without reducing Magellan Holding's voting power as long as the Minimum Hold Condition is satisfied. The information provided herein concerning Magellan Holdings' beneficial ownership of shares is based on its Schedule 13D filed by it and its affiliates, Onex Partners LP ("Partners"), Onex Partners GP LP ("Partners GP LP"), Onex Partners GP Inc. ("Partners GP"), Onex Corporation and Gerald W. Schwartz on January 16, 2004 ("Schedule 13D") and the Statement of Changes in Beneficial Ownership filed by Magellan Holdings, Partners, Onex Corporation and Mr. Schwartz on March 24, 2005 ("Form 4"). Onex Corporation is an Ontario, Canada corporation that holds 100% of the equity of Partners GP; Partners GP is a Delaware corporation and the general partner of Partners GP LP; Partners GP LP is a Delaware limited partnership and the general partner of Partners; Partners is a Delaware limited partnership and the general partner of Magellan Holdings, which is a Delaware limited partnership; and Mr. Schwartz is the Chairman of the Board, President and Chief Executive Officer of Onex Corporation. Each of Onex Corporation, Partners, Partners GP LP and Partners GP may be deemed to share voting and dispositive power with respect to 8,505,600 shares of Ordinary Common Stock owned of record by Magellan Holdings, and therefore each of Onex Corporation, Partners, Partners GP LP and Partners GP may be deemed to be a beneficial owner of such shares. Pursuant to the Schedule 13D and Form 4, Mr. Schwartz expressly disclaimed beneficial ownership of our shares beneficially owned by Magellan Holding, L.P., Partners, Partners GP LP, Partners GP and Onex Corporation.

(4)
The number of shares of Ordinary Common Stock beneficially owned by Magellan Holdings represents the number of shares of Ordinary Common Stock into which the shares of Multi-Vote Common Stock owned by it may, at any time, be converted by it, currently on a share-for-share basis.

(5)
Morgan Noble owns shares of Ordinary Common Stock, which it acquired in January 2004 from Magellan Holdings. The information provided herein concerning Morgan Noble's beneficial ownership of shares is based on the Form 4 of Robert M. Haft, a director of Magellan, filed on February 6, 2004. Mr. Haft and members of his immediate family hold 100% of the equity of Morgan Noble and Mr. Haft is the Principal Manager of Morgan Noble. Mr. Haft may be deemed to have voting and dispositive power with respect to 82,854 shares of Ordinary Common Stock owned as of record by Morgan Noble, and therefore he may be deemed to be a beneficial owner of such shares, in which case such shares may only be sold subject to Magellan's stock trading policies for officers and directors. In addition, Mr. Haft owns 2,719 shares of Ordinary Common Stock pursuant to, and which are restricted under, Magellan's 2004 Director Stock Compensation Plan.

PLAN OF DISTRIBUTION

        We are registering 8,588,454 shares of Ordinary Common Stock, of which 8,505,600 are issuable upon conversion of 8,505,600 shares of Multi-Vote Common Stock, in order to permit secondary trading of all such shares by the holders thereof. As used in this prospectus, "selling security holders" includes the selling stockholders named above and any other transferees (including pledgees and donees) of Ordinary Common Stock (including Ordinary Common Stock issuable upon conversion of Multi-Vote Common Stock), but only where the transfer is not made pursuant to an effective registration statement or Rule 144 or pursuant to another exemption from registration under the Securities Act pursuant to which the securities sold are thereafter freely transferable without registration and without restriction under the Securities Act, and only to such a transferee, and provided that any such transferee agrees in writing to assume applicable obligations of Magellan Holdings under the Registration Rights Agreement.

        We will bear all costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, other than discounts, commissions or brokers' fees or fees of similar securities industry professionals and transfer taxes relating to the disposition of the Ordinary Common Stock. We will not receive any proceeds from the sale of the shares of our Ordinary Common Stock covered hereby. The selling security holders will bear all discounts, commissions or brokers' fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the shares. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        The selling security holders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling security holders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through underwriters, agents or broker-dealers, which may act as agents or principals. The selling security holders may sell their shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. We will name any underwriter or agent involved in the offer or sale of securities in the applicable prospectus supplement. Sales may be made by the selling security holders in one or more types of transactions, which may include:

  •
  one or more block transactions, in which the broker or dealer so engaged will attempt to sell the shares of Ordinary Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

  •
  purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions or transactions in which a broker solicits purchases;

  •
  on the Nasdaq National Market or on any other national securities exchange or quotation service on which our Ordinary Common Stock may be listed or quoted at the time of the sale;

  •
  in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise;

  •
  through distributions to creditors and equity holders of the selling stockholders; or

  •
  any combination of the foregoing, or any other available means allowable under applicable law.

        Additionally, the selling security holders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling security holders. The selling security holders also may sell shares short and redeliver shares to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling security holders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

        The selling security holders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling security holders or borrowed from the selling security holders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling security holders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        Pursuant to our Amended and Restated Certificate of Incorporation, prior to the earlier of January 5, 2007 (the third anniversary of the Effective Date) or the date on which the Minimum Hold Condition is no longer met, the selling stockholder and its affiliates may not sell, assign, donate, contribute, place in trust or otherwise dispose of shares of Ordinary Common Stock or Multi-Vote Common Stock representing more than fifteen percent of the outstanding shares of Ordinary Common Stock and Multi-Vote Common Stock (viewed as a single class) to any non-affiliate of the selling stockholder or its affiliates, unless (A) such transfer (1) is pursuant to a bona fide underwritten public offering or other bona fide public distribution made either under an effective registration statement under the Securities Act, or occurring outside of the United States within the meaning of Regulation S under Securities Act, (2) is in a transaction satisfying the requirements of Rule 144 under Securities Act, other than by reason of satisfying the provisions of Rule 144(k) thereof, (3) is effected through "brokers' transactions" within the meaning of Section 4(4) of Securities Act or a transaction with a "market maker" as defined in Section 3(c)(38) of the Securities Exchange Act of 1934, as amended, or (4) is effected through a prepaid variable share forward contract or other derivative contract or (B) all other holders of Ordinary Common Stock and Multi-Vote Common Stock are afforded the opportunity to participate in the transaction on the same terms per share as such selling person, which requirement will be deemed satisfied if the transfer is pursuant to a tender offer, or (C) in the case of a disposition of shares pursuant to a merger, consolidation, recapitalization or similar corporate transaction involving Magellan, all holders of shares of Ordinary Common Stock and Multi-Vote Common Stock are entitled to receive in such transaction the same per share consideration (in amount and kind).

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in the resales.

        In connection with sales of our Ordinary Common Stock covered hereby, the selling security holders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, any profits realized by the selling security holders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to selling security holders for the purpose of satisfying the prospectus delivery requirements. The Registration Rights Agreement entered into by us and Magellan Holdings provides for indemnification of the selling stockholders and their successors, permitted transferees, certain affiliates and certain other persons by Magellan, and for indemnification of Magellan and its certain affiliates and certain other persons by the selling stockholders and their successors and permitted transferees, with regard to certain liabilities arising under the Securities Act in connection with the registration of shares of Ordinary Common Stock being offered by the selling security holders.

        In addition, any shares of a selling security holder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

        The selling security holders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our Ordinary Common Stock by the selling security holders. These restrictions may affect the marketability of such shares.

        In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

        To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose: the name of each such selling security holder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction.

        We have agreed to use our reasonable best efforts to keep this registration statement effective under the Securities Act, for so long as we are permitted to do so under Rule 415 of the Securities Act, until the earlier of (i) the second anniversary of the date on which this registration statement first becomes effective under the Securities Act or (ii) the date on which there no longer are any securities registrable under the Registration Rights Agreement, or on which all such securities may be disposed of by Magellan Holdings and other holders of such securities pursuant to Rule 144 of the Securities Act either within a 90 day period in accordance with the volume limitations of such rule or without volume limitation in accordance with the provisions of Rule 144(k) of the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act pursuant to which such securities are thereafter freely tradable without restriction under the Securities Act.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that Magellan subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 3, 2005;

  •
  Our Current Report on Form 8-K filed on January 18, 2005 (Item 1.01 only);

  •
  Our Current Report on Form 8-K filed on March 1, 2005;

  •
  Our Current Report on Form 8-K filed on March 17, 2005;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on April 28, 2005; and

  •
  The description of our Ordinary Common Stock, par value $0.01 per share, contained in our Current Report on Form 8-K filed on November 5, 2004.

LEGAL MATTERS

        The validity of the issuance of shares of the Ordinary Common Stock offered by this Prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Magellan Health Services, Inc. incorporated by reference in Magellan Health Services, Inc.'s Form 10-K for the year ended December 31, 2004 (including schedules appearing therein), and Magellan Health Services, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

3,762,713 Shares

Ordinary Common Stock

Prospectus Supplement

JPMorgan

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The selling stockholder has not, and the underwriter has not, authorized anyone to provide you with different information. The selling stockholder is not, and the underwriter is not, offering to sell, or seeking offers to buy, shares of Ordinary Common Stock in any jurisdiction where offers and sales are not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the applicable document, or that any information we have incorporated by reference in the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

November 3, 2005

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Summary
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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
MAGELLAN HEALTH SERVICES, INC.
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DOCUMENTS INCORPORATED BY REFERENCE
LEGAL MATTERS
EXPERTS
3,762,713 Shares
Ordinary Common Stock Prospectus Supplement JPMorgan